Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Green Plains Renewable Energy, Inc.:

We consent to the incorporation by reference in the registration statement (File No.  333-163203) on Form S-3,  and registration statements (File Nos. 333-143147, 333,154280, and 333-159049) on Form S-8 of Green Plains Renewable Energy, Inc. and subsidiaries (the Company) of our reports dated February 24, 2010, with respect to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Annual Report on Form 10-K of Green Plains Renewable Energy, Inc. for the year ended December 31, 2009.

Our report dated February 24, 2010 on the consolidated financial statements and related financial statement schedule contains explanatory paragraphs that refer to the Company’s adoption of SFAS No. 141(R), Business Combinations, included in ASC Topic 805, Business Combinations; and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, included in ASC Topic 810, Consolidation.

/s/ KPMG LLP

Omaha, Nebraska

February 24, 2010